INFORMATION ON THE CURRENT PROXY

The Sentinel Board of Directors has approved proposals under which:

* The Sentinel Capital Opportunity Fund be reorganized with and into the Sentinel Capital Growth Fund, each a series of Sentinel Group Funds, Inc., in a tax-free reorganization.

If approved by shareholders of the Sentinel Capital Opportunity Fund, the reorganization is expected to take place in late March, 2007. If the proposal is approved, the shareholders of the Sentinel Capital Opportunity Fund will become shareholders of the Sentinel Capital Growth Fund.

No sales charges or redemption fees will be imposed in connection with the Reorganization. In addition, we do not expect the Reorganization to cause the Sentinel Capital Opportunity Fund shareholders to recognize any federally taxable gains or losses. However, the Sentinel Capital Opportunity Fund will declare a dividend just prior to the Reorganization, which may result in taxable income to the Fund's shareholders.

The Board has determined that the Reorganization is in the best interests of Sentinel Group Funds, Inc. and Sentinel Capital Opportunity Fund and its shareholders, AND RECOMMENDS THAT YOU VOTE FOR THE REORGANIZATION OF THE SENTINEL CAPITAL OPPORTUNITY FUND.

Please CLICK HERE to view the proxy statement.*

*Note, this may take several minutes to download depending on the speed of your internet connection.

You may vote in the following manner:

     o AUTHORIZE A PROXY VOTE BY TOUCH-TONE PHONE BY CALLING THE FOLLOWING PHONE NUMBER: 1-866-241-6192; OR,

     o    Authorize a proxy by Internet
          CLICK HERE if your proxy card shows this logo [Sentinel Fund Logo]
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          CLICK HERE if your proxy card shows this logo [ADP Logo];
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PLEASE HAVE YOUR PROXY BALLOT AVAILABLE WHEN YOU VOTE.

These links will take you to the proxy-voting site of a vendor that has contracted with us or your financial intermediary and who is not affiliated with the Sentinel Funds. The Sentinel Funds are not responsible for the content or operation of these sites.

YOU MAY ALSO VOTE BY:

     o AUTHORIZING A PROXY BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD; OR,

     o    ATTENDING THE MEETING AND VOTING BY BALLOT.

If you have any questions, please call Sentinel Investor Services at 1-800-282-3863.

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YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

QUESTIONS AND ANSWERS

YOUR VOTE IS VERY IMPORTANT!

Q. On what am I being asked to vote at the upcoming Special Meeting of Shareholders on March 16, 2007?

A. Shareholders of the Sentinel Capital Opportunity Fund are being asked to approve its reorganization with and into the Sentinel Capital Growth Fund

Q.   Has the Board of Directors approved the reorganization?

A. The Board of Directors has agreed that the reorganization is in the shareholders' best interests and recommends that you vote in favor of the reorganization.

Q.   How will the reorganization affect me as a shareholder?

A.   You will become a shareholder of the Sentinel Capital Growth Fund.

Q.   What is the timetable for the reorganization?

A. If approved by shareholders at the meeting, the reorganization is expected to take effect on or about March 30, 2007.

Q.   Who will pay for the reorganization?

A. Sentinel Asset Management, Inc. and/or an affiliate has agreed to pay for costs related to the reorganization, such as the costs related to the printing and mailing of this proxy statement, holding the shareholder meeting and the tabulation of votes. The Sentinel Capital Growth Fund is responsible for the costs of qualifying its shares in the various states.

Q.   What will I receive in exchange for my current shares?

A. If you own Sentinel Capital Opportunity Fund Class A or Class B shares, an account will be created for you that will be credited Sentinel Capital Growth Fund Class A shares with an aggregate value equal to the value of your Sentinel Capital Opportunity Fund Class A or Class B shares at the time of the reorganization. If you own Sentinel Capital Opportunity Fund Class C shares, an account will be created for you that will be credited Sentinel Capital Growth Fund Class C shares with an aggregate value equal to the value of your Sentinel Capital Opportunity Fund Class C shares at the time of the reorganization. Although the value in your account will be the same, you may receive a greater or lesser number of shares. No physical share certificates will be issued to you. All stock certificates for shares of the Sentinel Capital Opportunity Fund will be cancelled.

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Q.   Will the reorganization result in any federal tax liability to me?

A. The reorganization is intended to qualify for U.S. federal income tax purposes as a tax-free reorganization. However, the Sentinel Capital Opportunity Fund will declare a dividend just prior to the reorganization, which may result in taxable income to the Fund's shareholders.

Q. Can I exchange or redeem my Sentinel Capital Opportunity Fund shares before the reorganization takes place?

A. Yes. You may exchange the Sentinel Capital Opportunity Fund shares for appropriate shares of another Sentinel Fund, or redeem your shares, at any time before the reorganization takes place, as set forth in the Sentinel Capital Opportunity Fund's Prospectus. If you choose to do so, your request will be treated as a normal exchange or redemption of shares and may be a taxable transaction. In addition, you will be charged any applicable contingent deferred sales charge or redemption fee on your exchange or redemption.

Q. What will happen to my active Automatic Investment Plan or Systematic Withdrawal Plan?

A. All account options, including Automatic Investment Plans, Systematic Withdrawal Plans and Bank Instructions, will automatically be copied to your new account.

Q. Will I be able to count the holding period of my Sentinel Capital Opportunity Fund Class B or Class C shares toward any contingent deferred sales charge on the new shares I receive in the reorganization?

A. All holders of Class B shares of the Sentinel Capital Opportunity Fund will receive Class A shares of the Sentinel Capital Growth Fund, which will not be subject to any contingent deferred sales charge. The Class C shares of the Sentinel Capital Growth Fund issued in the reorganization will retain both the holding period and the contingent deferred sales charge schedule of the corresponding Class C shares of the Sentinel Capital Opportunity Fund for which they were exchanged.

Q.   What happens if shareholders do not approve the reorganization?

A. If the reorganization is not approved, you will remain a shareholder of the Sentinel Capital Opportunity Fund.

Q.   I don't own very many shares. Why should I bother to vote?

A. Your vote makes a difference. If numerous shareholders just like you fail to vote, the Fund may not receive sufficient votes to hold the meeting or approve the reorganization.

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Q.   Who is entitled to vote?

A. Any person who owned shares of the Sentinel Capital Opportunity Fund on the record date, which was the close of business on the New York Stock Exchange on January 2, 2007, is entitled to vote on the Reorganization - even if that person later sells the shares. You may cast one vote for each share of the Sentinel Capital Opportunity Fund you owned on the record date.

Q.   How can I vote?

A. Please refer to your proxy card for information on authorizing a proxy and submitting voting instructions by telephone, Internet or mail. You may also vote by completing a ballot at the meeting.